CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-174558) and on Form S-8 (No. 333-171280) of our report dated April 30, 2014, relating to the consolidated financial statements of Exceed Company Ltd. and its subsidiaries (collectively the “Company”), which appears in this Annual Report on Form 20-F of the Company.

/s/ Crowe Horwath (HK) CPA Limited

Hong Kong, China

April 30, 2014